CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the captions "Financial Highlights," "Independent Auditors" and "Financial Statements" and to the use of our reports dated November 7, 1995 of Gabelli Equity Income Fund and Gabelli Small Cap Growth Fund in this Registration Statement (Form N-1A No. 33-79994) of Gabelli Equity Series Funds, Inc.



ERNST & YOUNG LLP
New York, New York
January 26, 1996